195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Bancshares Completes Cornerstone Acquisition

New Haven, CT - January 3, 2006 - NewAlliance Bancshares, Inc. (NYSE: NAL) announced that it completed its acquisition of Stamford-based Cornerstone Bancorp, Inc. (AMEX:CBN) yesterday, providing its initial entry into Fairfield County. Shareholders of Cornerstone approved the acquisition in August and the banks received the required regulatory approvals in September. The cash-and-stock transaction was valued at approximately $48.7 million when announced.

The acquisition supports NewAlliance’s growth strategy, providing it with additional assets of $221 million and deposits of $186 million as of September 30, 2005, and a strong immediate presence in the highly attractive Fairfield County market.

“We are pleased to combine two great community banks,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance. “With Cornerstone’s outstanding reputation for personal service, we see an excellent potential for growth in Fairfield County in the consumer and commercial lending market, as well as in our wealth management and trust services.”

Merrill J. Forgotson, former President and CEO of Cornerstone, has become Senior Vice President of NewAlliance and Head of Business Banking in the Fairfield County region.

Cornerstone has branches in Stamford at 550 Summer Street, 1117 High Ridge Road and 1042 Hope Street. Other branches are located at 211 East Putnam Avenue, Cos Cob; 79 New Canaan Avenue, Norwalk; and 1071 Post Road East, Westport.

NewAlliance Bancshares, which just completed its first full year as a public company, is the parent company of NewAlliance Bank, the sixth largest bank headquartered in New England and the third largest bank based in Connecticut. Including this acquisition, the Bank now has 71 branches in six Connecticut counties - Fairfield, Hartford, Middlesex, New Haven, Tolland and Windham.

At September 30, 2005, NewAlliance had $6.6 billion in assets and $3.7 billion in deposits. In July 2005, NewAlliance acquired Hartford-based Trust Company of Connecticut, tripling the Bank’s trust assets under management.
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